EXHIBIT 10.40

THE GOLDMAN SACHS AMENDED AND RESTATED
STOCK INCENTIVE PLAN
___ YEAR-END OPTION AWARD
     This Award Agreement sets forth the terms and conditions of the      Year-End award (this “Award”) of Nonqualified Stock Options (“Year-End Options”) granted to you under The Goldman Sachs Amended and Restated Stock Incentive Plan (the “Plan”).
     1. The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. References in this Award Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision.
     2. Award. The Award Statement delivered to you sets forth (i) the Date of Grant of the Year-End Options, (ii) the number of Year-End Options and (iii) the Exercise Price of each Year-End Option. Until shares of Common Stock (“Shares”) are delivered to you pursuant to Paragraph 7 after you exercise your Year-End Options, you have no rights as a shareholder of GS Inc. This Award is conditioned on your executing the related signature card and returning it to the address designated on the signature card and/or by the method designated on the signature card by the date specified, and is subject to all terms, conditions and provisions of the Plan and this Award Agreement, including, without limitation, the arbitration and choice of forum provisions set forth in Paragraph 13. By executing the related signature card (which, among other things, opens the custody account referred to in paragraph 7 if you have not done so already), you will have confirmed your acceptance of all of the terms and conditions of this Award Agreement.
     3. Expiration Date. The Expiration Date for your Year-End Options is ___ (in New York). Notwithstanding anything to the contrary in this Award Agreement, but subject to earlier termination as provided in this Award Agreement or otherwise in accordance with the Plan, on the Expiration Date all of your then Outstanding Year-End Options shall terminate.
     4. Vesting. All of your Year-End Options shall be Vested on the Date of Grant. While your Year-End Options are Vested, and therefore your continued active Employment is not required in order for your Outstanding Year-End Options to become exercisable, all other terms and conditions of this Award Agreement shall continue to apply to such Year-End Options, and failure to meet such terms and conditions may result in the termination of this Award (as a result of which no Shares subject to any such Year-End Options would be delivered).
     5. Termination of Year-End Options Upon Certain Events.
     (a) Unless the Committee determines otherwise, your rights in respect of all of your Outstanding Year-End Options immediately shall terminate, such Year-End Options shall cease to be Outstanding, and no Shares shall be delivered in respect thereof, if at any time prior to the date you exercise such Year-End Options:
     (i) you attempt to have any dispute under the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 13 or Section 3.17 of the Plan;
     (ii) any event that constitutes Cause has occurred;

     (iii) (A) you in any manner, directly or indirectly, (1) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any Client, (3) Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise or (4) on behalf of yourself or any person or Competitive Enterprise hire, or participate in the hiring, of any Selected Firm Personnel or identify, or participate in the identification of, Selected Firm Personnel for potential hiring whether as an employee or consultant or otherwise, or (B) Selected Firm Personnel are Solicited, hired or accepted into partnership, membership or similar status (1) by a Competitive Enterprise that you form, that bears your name, in which you are a partner, member or have similar status, or in which you possess or control greater than a de minimis equity ownership, voting or profit participation or (2) by any Competitive Enterprise where you have, or are intended to have, direct or indirect managerial or supervisory responsibility for such Selected Firm Personnel;
     (iv) you fail to certify to GS Inc., in accordance with procedures established by the Committee, that you have complied, or the Committee determines that you in fact have failed to comply, with all the terms and conditions of the Plan and this Award Agreement. By exercising any Year-End Option under this Award Agreement, or by accepting the delivery of Shares under this Award Agreement, you shall be deemed to have represented and certified at such time that you have complied with all the terms and conditions of the Plan and this Award Agreement;
     (v) the Committee determines that you failed to meet, in any respect, any obligation you may have under any agreement between you and the Firm, or any agreement entered into in connection with your Employment with the Firm, including, without limitation, the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement to which other similarly situated employees of the Firm are a party; or
     (vi) as a result of any action brought by you, it is determined that any of the terms or conditions for exercise of your Year-End Options or delivery of Shares in respect thereto are invalid.
For purposes of the foregoing, the term “Selected Firm Personnel” means: (i) any Firm employee or consultant (A) with whom you personally worked while employed by the Firm, or (B) who at any time during the year immediately preceding your termination of Employment with the Firm, worked in the same division in which you worked; and (ii) any Managing Director of the Firm.
     (b)       percent of the number of Year-End Options that are granted to you as part of this Award that are Outstanding immediately shall terminate, and such Outstanding Year-End Options shall cease to be Outstanding if, prior to the earlier of       or the date on which your Year-End Options become exercisable following a Change in Control in accordance with Paragraph 6(d) hereof, you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise, or (ii) associate in any capacity (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise. Notwithstanding the foregoing, unless otherwise determined by the Committee in its discretion, this Paragraph 5(b) will not apply if your termination of Employment is characterized by the Firm as “involuntary” or by “mutual agreement” other than for Cause and if you execute such a general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for good reason, will constitute an “involuntary” termination of Employment or a termination of Employment by “mutual agreement.”
     6. Exercisability of Year-End Options.
     (a) In General. Only Year-End Options that are Outstanding can be exercised. Outstanding Year-End Options must be exercised subject to Paragraph 6(e) and in accordance with procedures established by the Committee from time to time but, subject to Paragraphs 6(b), 6(d) and 10(g), not earlier than the Initial Exercise Date. The Initial Exercise Date for your Year-End Options shall be a date specified by the Committee that is not more than thirty (30) Business Days after the date listed on the Award Statement as the Initial Exercise Date, if that date is during a Window Period or, if the date listed on the Award Statement is not during a Window Period, on a date specified by the Committee that is not more than 30 Business Days after the first Trading Day of the first Window Period that begins thereafter. For this purpose, a “Trading Day” is a day on which Shares trade regular way on the New York Stock Exchange. The Committee may from time to time prescribe periods during which the Year-End Options shall not be exercisable. In addition, the exercise procedures established by the Committee may require you to take specific steps in order to exercise your Year-End Options within a minimum time prior to the effective date of exercise.
     (b) Death. Notwithstanding any other provision of this Award Agreement, if you die and, at the time of your death, you have any Outstanding Year-End Options, the Transfer Restrictions described in Paragraph 6(e) with respect to any Year-End Options and any Shares delivered in respect thereto shall be removed, and such Outstanding Year-End Options (i) shall be exercisable by the representative of your estate or, to the extent you specifically bequeath any of your Outstanding Year-End Options under your will in accordance with such procedures, if any, as may be adopted by the Committee to an organization described in Sections 501(c)(3) and 2055(a) of the Code (or such other similar charitable organization as may be approved by the Committee) (a “Charitable Beneficiary”), by the Charitable Beneficiary, in either case in accordance with Paragraph 6(a) beginning on the date that is as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee and (ii) unless earlier terminated in accordance with the terms of this Award Agreement, shall remain exercisable until the Expiration Date.
     (c) Other Terminations of Employment. Subject to Paragraphs 5(a) and 5(b), upon the termination of your Employment for any reason (other than death or Cause), but subject to Paragraphs 6(d) and 10(g), your then Outstanding Year-End Options shall be exercisable in accordance with Paragraph 6(a) beginning on the Initial Exercise Date and, unless earlier terminated in accordance with the terms of this Award Agreement, shall remain exercisable until the Expiration Date.
     (d) Change in Control. Notwithstanding anything to the contrary in this Award Agreement, if a Change in Control shall occur, and within 18 months thereafter the Firm terminates your Employment without Cause or you terminate your Employment for Good Reason, all of your Year-End Options that were Outstanding shall become exercisable and, unless earlier terminated in accordance with the terms of this Award Agreement, shall remain exercisable until the Expiration Date and the Transfer Restrictions described in Paragraph 6(e) with respect to any Year-End Options and any Shares delivered in respect thereto shall be removed.
     (e) Transfer Restrictions on Shares after Exercise. Subject to Paragraphs 6(b), 6(d) and 10(g), notwithstanding any other provision of this Award Agreement, (i) (A) no sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition of (including through the use of any cash-settled instrument) any Shares acquired in connection with the exercise of your Year-End Options, whether voluntarily or involuntarily by you; and (B) no exercise of any Year-End Options involving the sale of Shares acquired in respect of such exercise (the restrictions in clauses (i)(A) and (i)(B) of this Paragraph 6(e) being referred to collectively as the “Transfer Restrictions”) may be effected before the second anniversary of the Initial Exercise Date (the “Transferability Date”), and any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge, other disposition or exercise in violation of the Transfer Restrictions shall be void; and (ii) if and to the extent Shares subject to your Year-End Options are certificated, the certificates representing such Shares, shall bear a legend specifying that such Shares are subject to the restrictions described in this Paragraph 6(e) and GS Inc. shall advise its transfer agent to place a stop order against the transfer of such Shares in violation of such Transfer Restrictions. Any Shares acquired in connection with any exercise of your Year-End Options prior to the Transferability Date shall be held in the Custody

Account or other account designated by the Firm. Within 30 Business Days after the Transferability Date (or any other date for which removal of the Transfer Restrictions is called for), GS Inc. shall take, or shall cause to be taken, such steps as may be necessary to remove the Transfer Restrictions.
     7. Delivery. Subject to Section 6(e), unless otherwise determined by the Committee, or as otherwise provided in this Award Agreement, including, without limitation, Paragraphs 10 and 11, after receipt of payment of the Exercise Price in respect of a Year-End Option, a Share shall be delivered by book-entry credit to your Custody Account or to a brokerage account, as approved or required by the Firm, and until the Transferability Date, shall be subject to the Transfer Restrictions. Notwithstanding the foregoing, if you are or become considered by GS Inc. to be one of its “covered employees” within the meaning of Section 162(m) of the Code, then you shall be subject to the provisions of Section 3.21.1 of the Plan, as a result of which delivery of your Shares may be delayed. In accordance with Section 1.3.2(h) of the Plan, in the discretion of the Committee, in lieu of all or any portion of the Shares otherwise deliverable upon the exercise of all or any portion of your Year-End Options, the Firm may deliver cash, other securities, other Awards or other property, and all references in this Award Agreement to deliveries of Shares shall include such deliveries of cash, other securities, other Awards or other property.
     8. Repayment. The provisions of Section 2.3.5 of the Plan (which requires Award recipients to repay to the Firm amounts delivered to them if the Committee determines that all terms and conditions of this Award Agreement in respect of such exercise were not satisfied) shall apply to this Award.
     9. Non-transferability. Except as otherwise may be provided in this Paragraph or as otherwise may be provided by the Committee, and without limiting any permitted transfer in accordance with Paragraph 10(g), the limitations on transferability set forth in Section 3.5 of the Plan shall apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 9 or Section 3.5 of the Plan shall be void. The Committee may adopt procedures pursuant to which some or all recipients of Year-End Options may transfer some or all of their Year-End Options through a gift for no consideration to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the recipient’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, and any other entity in which these persons (or the recipient) own more than 50% of the voting interests.
     10. Certain Additional Terms, Conditions and Agreements.
     (a) The delivery of Shares is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan. To the extent permitted by applicable law, the Firm, in its sole discretion, may require you to provide amounts equal to all or a portion of any Federal, State, local, foreign or other tax obligations imposed on you or the Firm in connection with the grant, vesting or delivery of this Award by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award. In addition, if you are an individual with separate employment contracts (at any time during and/or after the Firm’s       fiscal year), the Firm may, in its sole discretion, require you to provide for a reserve in an amount the Firm determines is advisable or necessary in connection with any actual, anticipated or potential tax consequences related to your separate employment contracts by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award (or any other Outstanding Awards under the Plan). In no event, however, shall any choice you may have under the preceding two sentences determine, or give you any discretion to affect, the timing of the delivery of Shares or the timing of payment of tax obligations.

     (b) If you are or become a Managing Director, your rights in respect of your Year-End Options are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees of the Firm are a party.
     (c) Your rights in respect of your Year-End Options are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as described in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable.
     (d) You understand and agree, in accordance with Section 3.3 of the Plan, by accepting this Award, you have expressly consented to all of the items listed in Section 3.3.3(d) of the Plan, which are incorporated herein by reference.
     (e) You understand and agree, in accordance with Section 3.22 of the Plan, by accepting this Award you have agreed to be subject to the Firm’s policies in effect from time to time concerning trading in Shares, hedging or pledging Shares and equity-based compensation or other awards (including, without limitation, the Firm’s “Policies With Respect to Transactions Involving GS Shares, Equity Awards and GS Options by Persons Affiliated with GS Inc.”), and confidential or proprietary information, and to effect sales of Shares delivered to you in respect of your Year-End Options in accordance with such rules and procedures as may be adopted from time to time with respect to sales of such Shares (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm). In addition, you understand and agree that you shall be responsible for all brokerage costs and other fees or expenses associated with your Award, including without limitation, such brokerage costs or other fees or expenses in connection with the exercise of your Year-End Options or the sale of Shares delivered to you hereunder.
     (f) Without limiting the application of Paragraph 6(e), GS Inc. may affix to Certificates representing Shares issued pursuant to this Award Agreement upon exercise of your Year-End Options any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with GS Inc.). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.
     (g) Without limiting the application of Paragraph 5(a), if:
          (i) your Employment with the Firm terminates solely because you resigned to accept employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer determined by the Committee, and as a result of such employment your continued holding of your Year-End Options would result in an actual or perceived conflict of interest (“Conflicted Employment”); or
          (ii) following your termination of Employment other than described in Paragraph 10(g)(i), you notify the Firm that you have accepted or intend to accept Conflicted Employment at a time when you continue to hold Outstanding Year-End Options;
then, in the cases of Paragraph 10(g)(i) and 10(g)(ii) above, at the sole discretion of the Firm, (a) such Outstanding Year-End Options shall be cancelled and as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment (the “Release Date”) you shall receive a payment equal to the excess (if any) of (x) the Fair Market Value of a Share on the Business Day immediately prior to the Release Date multiplied by the number of your Year-End Options that were Outstanding immediately prior to such cancellation over (y) the Exercise Price multiplied by the number of such Outstanding Year-End Options; (b) both the Initial Exercise Date and Transferability Date shall become the Release Date or (c) if and to the extent provided in any procedures adopted by the Committee, you may be permitted to transfer your Outstanding Year-End Options for value to a party or parties acceptable to the Firm (which may include the Firm). Notwithstanding anything else herein, the actions described in this Paragraph 10(g) shall be permitted only at such time and if and to the extent as would not result in the imposition of any additional tax to you under Section 409A of the Code (which governs the taxation of certain deferred compensation).
     11. Right of Offset. The obligation to deliver Shares under this Award Agreement upon exercise of your Year-End Options is subject to Section 3.4 of the Plan, which provides for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Committee deems appropriate pursuant to any tax equalization policy or agreement.
     12. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(g) and 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend the Award Agreement and the Plan as described in Sections 1.3.2(h)(1), (2) and (4) of the Plan. Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee.
     13. Arbitration; Choice of Forum. BY ACCEPTING THIS AWARD, YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 3.17 OF THE PLAN, WHICH ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE AND WHICH, AMONG OTHER THINGS, PROVIDE THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT SHALL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 3.17 OF THE PLAN, SHALL APPLY.
     14. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
     15. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

     IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.

By:
Name:
Title: